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                                                                     EXHIBIT 1.2

                           SUCCESS BANCSHARES, INC.
                           (a Delaware corporation)


                             1,200,000 Shares of
                                 Common Stock

                       PUBLIC OFFERING ACKNOWLEDGEMENT


                                                                October 20, 1997
EVEREN Securities, Inc.
77 West Wacker Drive
Chicago, Illinois  60601-1994

        Gentlemen:

        Pursuant to Section 1 of the Agency Agreement (the "AGREEMENT") dated as of September 19, 1997 between Success Bancshares, Inc., a Delaware corporation (the "COMPANY"), and EVEREN Securities, Inc., (the "AGENT"), the Company and the Agent have determined to conduct a Public Offering of 600,000 Shares. The Company and the Agent are executing this Public Offering Acknowledgment to acknowledge and confirm that the Agreement shall constitute the underwriting agreement between the Company and the Agent for purposes of the Public Offering. On the basis of the representations, warranties and agreements contained in the Agreement, the Agent will offer 600,000 Shares to the general public at $12.50 per share, the Price to the Public set forth on the cover page of the Prospectus, and will purchase such Shares from the Company at such price less an underwriting discount of 7%. The Company also grants the Agent an option, exercisable within 30 days of the completion of the Public Offering, to purchase up to an additional 15% of the Shares sold in the Public Offering to cover over-allotments, if any, at the same price as paid by the Agent for the other Shares purchased pursuant to the Agreement.

        Any terms not expressly defined herein shall have the same definition and meaning as is set forth in the Agreement.


                                    Very truly yours,

                                    SUCCESS BANCSHARES, INC.


                                    By: /s/ SAUL D. BINDER
                                        -------------------------------------
                                        Saul D. Binder
                                        President and Chief Executive Officer

Accepted as of the date first above written.

EVEREN SECURITIES, INC.

By: /s/ STEVEN A. HURWITZ
    ----------------------------------------
    Steven A. Hurwitz
    Senior Managing Director